Exhibit 23.3

September 3, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”)
Nine Boeing 737-823, One Boeing 767-323ER and Two Boeing 777-
223ER Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Summary — Summary of Terms of Notes,” (b) “Prospectus Summary — The Aircraft,” (c) “Prospectus Summary — Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risk Factors Relating to the Notes and the Exchange Offer,” (e) “Description of the Notes — Loan to Value Ratios of Notes” and (f) “Description of the Aircraft and the Appraisals — The Appraisals” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts” in the Company’s Prospectus included in the Registration Statement on Form S-1 and relating to the offering of American Airlines, Inc. 2009-2 Secured Notes due 2016.
Sincerely,
AIRCRAFT INFORMATION SERVICES, INC.
By: /s/ Fred Bearden
Name: Fred Bearden
Title: CEO
Headquarters, 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653
TEL: 949-582-8888 FAX: 949-582-8887 EMAIL: mail@AISI.aero